Exhibit 10.1

May 30, 2012

Mr. Espy P. Price

3784 Jardin

Houston, TX 77005

Dear Espy:

On behalf of Warren Resources, Inc. (the “Company”), I am very pleased to provide you with this letter (the “Letter”) setting forth terms and conditions of your employment as Interim Chief Executive Officer (“CEO”) of the Company and Interim Chairman and Chief Executive Officer of the Company’s subsidiary, Warren E&P, Inc. (“WEP”), effective June 1, 2012. You will be based in Long Beach, California and travel to the other Warren offices as necessary. In this position, you will report directly to the Company’s Board of Directors.

Compensation. You will receive a monthly salary of $54,167, paid bi-weekly per the Company’s payroll practices, subject to standard payroll deductions and withholdings (“Base Salary”). In addition, after each calendar year-end, you will be eligible to receive a performance-based incentive bonus (“Incentive Bonus”) that shall be based on an agreed upon performance matrix to be determined by the Compensation Committee.  For 2012, this matrix was approved by the Committee in March 2012 and reflects your achievement of operating targets and the financial and operational impact that they have on Warren.  For 2012, your maximum performance-based Incentive Bonus target will be 150% of your annual salary and will be pro-rated to reflect the actual time served as CEO in 2012. Incentive Bonuses for the year ending 2012, if any, will be paid in March 2013.

Benefits. You will receive four weeks annual vacation.  Warren offers a group health insurance plan and a dental plan.  You are eligible to participate in the Company’s 401(k) savings plan in which Warren matches 100% of the first 3% of your contributions and 50% of your next 2%, up to the current IRS allowable.  The terms of this letter are supplemented by the Warren Employee Handbook, which describes these benefits in greater detail.  Also included in the Warren Employee Handbook is the Company’s standard confidentiality agreement and other Company policies and procedures.

Warren will also provide you with reimbursement of reasonable business expenses related to performing your role as CEO, including reasonable housing expenses designed to assist you in meeting the added cost of living in Long Beach.  Additionally, Warren will provide reimbursement of a non-accountable vehicle expenses. These reimbursed expenses are not considered a part of your salary, but are income that will be paid to you. Warren will also reimburse you for travel for 2 trips per month to and from Long Beach for you and one trip per month for your spouse in accordance with company policy.  All expenses must be approved by the Compensation Committee on a monthly basis.

Employment At-Will. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to terminate your employment at any time, for any reason or for no reason.  Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.  Each party shall agree to give the other party ten (10) business days advance written notice of a termination.

Board Service/Short-Term Appointment.  As reflected by your job title, you are being hired as the “Interim” CEO.  The nature of this role is, naturally, intended to be of short duration.  You agree and acknowledge that your employment is at-will as discussed above, and further, you acknowledge your understanding of the fact that when the Company hires a non-interim CEO, your position will no longer be required.  It is expected that your term of service as Interim CEO will last no longer than twelve (12) months.  During your term as Interim CEO, you will continue to serve on the Board of Directors, but due to your status as an insider will no longer serve on the Compensation Committee and will not receive independent director’s fees for serving on the Board. Once a new full time CEO is hired, you will become an independent director after applicable NASDAQ and Securities and Exchange waiting periods, with Committee assignments and independent director compensation.

This offer letter and the referenced documents and agreements constitute the entire agreement between you and Warren with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Warren concerning those subject matters including any change of control agreements in place at the time. California law will govern this Offer Letter.

Espy, we are excited about your serving the Company as Interim Chief Executive Officer.  Please confirm your agreement with these terms by signing below and return a copy of this letter for our files.  If you have any questions, or need additional information, please give me a call.

Very truly yours,

WARREN RESOURCES, INC.

	By:	/s/ Anthony L. Coelho
Anthony L. Coelho,
Chairman of the Compensation Committee
Agreed and confirmed
this 30th day of May 2012:

/s/ Espy P. Price
Espy P. Price